April 29, 2014

Stewart Capital Advisors, LLC
800 Philadelphia Street
Indiana, Pennsylvania  15701

Re:  Stewart Capital Mutual Funds; File Nos. 811-21955 and 333-137670

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 6 to the Stewart Capital Mutual Funds' Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 13 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP

JMS